Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to us, in this Post-Effective Amendment No. 73 to Registration Statement No. 33-45961 on Form N-1A for the Ivy Funds, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Custodial and Auditing Services” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
May 31, 2012